Exhibit 10.10

THIRD AMENDMENT TO REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT
This Third Amendment to Revolving Credit, Term Loan and Security Agreement (this “Amendment”) is made as of this 14th day of March, 2013 among APPLIANCE RECYCLING CENTERS OF AMERICA, INC., a Minnesota corporation (“ARCA”), ARCA RECYCLING, INC., a California corporation (“ARCA Recycling”), ARCA CANADA INC., an Ontario, Canada, corporation (“ARCA Canada”), APPLIANCESMART, INC., a Minnesota corporation (“ApplianceSmart,” together with ARCA, ARCA Recycling and ARCA Canada, collectively, the “Borrowers” and each individually, a “Borrower”), certain financial institutions party to the Credit Agreement from time to time as lenders (collectively, the “Lenders”), and PNC BANK, NATIONAL ASSOCIATION, as agent and lender (“PNC,” in such capacity, “Agent”).
RECITALS
A.The Borrowers, Lenders and PNC are parties to that certain Revolving Credit, Term Loan and Security Agreement dated as of January 24, 2011 (as the same may have been amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”), pursuant to which PNC has made certain loans to, and extensions of credit for the account of, the Borrowers. The Credit Agreement and all other documents executed in connection therewith to the date hereof are collectively referred to as the “Existing Financing Agreements.” All capitalized terms used not otherwise defined herein shall have the meaning ascribed thereto in the Credit Agreement, as amended hereby.
B.    Reference is hereby made to that certain letter from Agent to Borrowing Agent dated on or about October 23, 2012, pursuant to which Agent informed Borrowing Agent that the Lenders reserved all rights and remedies available to them in connection with the Event of Default arising from the failure of the Borrowers to comply with Section 7.5(b) (“Loans”) of the Credit Agreement by permitting loans to the AAP Joint Venture to exceed $550,000 as of July 27, 2012 (the “AAP Joint Venture Event of Default”) and on certain dates thereafter.
C.    The Borrowers did not comply with their obligations under Section 6.5 of the Credit Agreement (“Fixed Charge Coverage Ratio”) for the fiscal quarters ending September 29, 2012, and December 29, 2012, by failing to maintain, as of the end of each of such fiscal quarters, a Fixed Charge Coverage Ratio of not less than 1.10 to 1.00, resulting in Events of Default (such Events of Default, together with the AAP Joint Venture Event of Default, collectively the “Designated Events of Default”).
D.    The Borrowers have requested, and PNC has agreed, to waive the Designated Events of Default and to amend certain provisions of the Credit Agreement subject to the terms and conditions of this Amendment.
NOW THEREFORE, with the foregoing background hereinafter deemed incorporated by reference herein and made part hereof, the parties hereto, intending to be legally bound, promise and agree as follows:

1.Amendments to Credit Agreement.
(a)    Additional Defined Terms. As of the Effective Date, the following defined terms shall be added to Section 1.2 of the Credit Agreement in the appropriate alphabetical order:

“13-Week Cash Flow Analysis” shall mean, for any date, an analysis of the cash flow of the Borrowers for the then-preceding week, together with a forecast of the cash flow for the Borrowers for the thirteen (13) following weeks, in each case prepared by the Borrowing Agent consistent with past practice.
“Availability Reserve” shall mean an amount equal to $500,000.
“Interest Rate Reduction Conditions” shall mean the satisfaction of the following conditions: (i) Agent shall have received the monthly financial statements of Borrowers required under Section 9.9 below for the fiscal month ending December 28, 2013, and (ii) since the Third Amendment Date, no Default or Event of Default shall have occurred.
“Third Amendment” shall mean the Third Amendment to the Revolving Credit, Term Loan and Security Agreement, dated as of the Third Amendment Date and entered into by and among the Borrowers, the Agent and the Lenders.
“Third Amendment Date” shall mean March 14, 2013.

(b)    Changes to Defined Terms. As of the Effective Date, the following defined terms shall be amended and restated as follows:
“EBITDA” shall mean for any period the sum of (i) Earnings Before Interest and Taxes for such period, plus (ii) depreciation expenses for such period, plus (iii) amortization expenses for such period, plus (iv) any other non-cash charges, including without limitation, any stock or other equity consideration and/or compensation for such period, acceptable to Agent in its reasonable discretion, plus (v) fees and expenses incurred by the Borrowers in connection with the Third Amendment in an amount not to exceed $150,000 to the extent expensed and not capitalized, plus (vi) any fees and expenses paid by the Borrowers during Borrowers’ 2013 fiscal year to Alliance Management in excess of $150,000 in the aggregate, plus (vii) lease termination fees paid to lessors and disclosed to Agent prior to the Third Amendment Date; provided, however, that only the amount by which such termination fees exceed $375,000 in the aggregate shall be added back to EBITDA, plus (viii) lease termination fees paid to lessors to the extent Agent agrees in writing, in its reasonable discretion, to permit such fees to be added back in calculating EBITDA.
“Maximum Revolving Advance Amount” shall mean $15,000,000.
“Revolving Interest Rate” shall mean, (a) with respect to Domestic Rate Loans, an interest rate per annum equal to the sum of the Alternate Base Rate plus two and three quarters of one percent (2.75%), and (b) with respect to Eurodollar Rate Loans, the sum of the Eurodollar Rate plus three and three quarters of one percent (3.75%); provided, however, that upon satisfaction of the Interest Rate Reduction Conditions, the Revolving Interest Rate shall mean (a) with respect to Domestic Rate Loans, an interest rate per annum equal to the sum of the Alternate Base

Rate plus one and three quarters of one percent (1.75%), and (b) with respect to Eurodollar Rate Loans, the sum of the Eurodollar Rate plus two and three quarters of one percent (2.75%).
“Term Loan Rate” shall mean, (a) with respect to Domestic Rate Loans, an interest rate per annum equal to the sum of the Alternate Base Rate plus three and one quarter of one percent (3.25%), and (b) with respect to Eurodollar Rate Loans, the sum of the Eurodollar Rate plus four and one quarter of one percent (4.25%); provided, however, that upon satisfaction of the Interest Rate Reduction Conditions, the Term Loan Rate shall mean (a) with respect to Domestic Rate Loans, an interest rate per annum equal to the sum of the Alternate Base Rate plus two and one quarter of one percent (2.25%), and (b) with respect to Eurodollar Rate Loans, the sum of the Eurodollar Rate plus three and one quarter of one percent (3.25%).
(c)    Revolving Advances. As of the Effective Date, Section 2.1(a)(y)(viii) of the Credit Agreement is amended and restated as follows:
“(viii) the Availability Reserve, minus”
(d)    Interest Rates. Notwithstanding anything to the contrary contained in the Credit Agreement or any of the Other Documents, upon and as of the Effective Date, all Advances made after the Effective Date shall be deemed to be Domestic Rate Loans, and Borrowing Agent shall not be permitted to request that any Advances be made as Eurodollar Rate Loans. Any outstanding Eurodollar Rate Loans shall, at the end of the applicable Interest Period, convert to Domestic Rate Loans. Upon satisfaction of the Interest Rate Reduction Conditions, the Borrowing Agent may request that Advances be made as, or converted to, Eurodollar Rate Loans as set forth in Sections 2.2 and 2.4 of the Credit Agreement.
(e)    Mandatory Prepayments. As of the Effective Date, existing Section 2.21 of the Credit Agreement shall become Section 2.21(a), and the following clause (b) shall be added as Section 2.21(b):
(b)    Upon receipt by any Borrower of any cash proceeds from carbon offset credits, Borrowers shall repay the Advances in an amount equal to such cash proceeds, such repayments to be made promptly but in no event more than one (1) Business Day following receipt of such cash proceeds, and until the date of payment, such proceeds shall be held in trust for Agent. Such payments shall be applied (x) first, to the Revolving Advances, second (y) to the Term Loan in the inverse order of maturity thereof and (z) next, to the remaining Advances in such order as Agent may determine, provided however that to the extent any such cash proceeds are applied to the Revolving Advances, Agent may, in its sole discretion, institute a reserve in the Formula Amount in an amount equal to such cash proceeds; provided further that such reserve shall not exceed $1,000,000 in the aggregate.
(f)    Financial Covenants. As of the Effective Date, Section 6.5 of the Credit Agreement is amended and restated as follows:
6.5. Financial Covenants.

(a) Fixed Charge Coverage Ratio. Commencing with the fiscal quarter ending December 28, 2013, cause to be maintained as of the end of each fiscal quarter a Fixed Charge Coverage Ratio of not less than 1.10 to 1.0, measured on a trailing twelve-month basis, provided, however, that for the fiscal quarter ending December 28, 2013, the Fixed Charge Coverage Ratio shall be measured on a trailing nine-month basis.
(b) Minimum EBITDA. Achieve, commencing with the fiscal month ending January 26, 2013, a minimum EBITDA of not less than the amount set forth below opposite the applicable measurement date for the applicable measurement period:

Measurement Date	Measurement Period	Minimum EBITDA
January 26, 2013	1 month ending January 26, 2013	-619,000$
February 23, 2013	2 months ending February 23, 2013	-1,028,000$
March 30, 2013	3 months ending March 30, 2013	-1,373,000$
April 27, 2013	4 months ending April 27, 2013	-1,368,000$
May 25, 2013	5 months ending May 25, 2013	-1,176,000$
June 29, 2013	6 months ending June 29, 2013	-990,000$
July 27, 2013	7 months ending July 27, 2013	-637,000$
August 24, 2013	8 months ending August 24, 2013	-292,000$
September 28, 2013	9 months ending September 28, 2013	$9,000
October 26, 2013	10 months ending October 26, 2013	$385,000
November 23, 2013	11 months ending November 23, 2013	$859,000
December 28, 2013	12 months ending December 28, 2013	$1,005,000

(g)    Loans. As of the Effective Date, Section 7.5 of the Credit Agreement is amended and restated as follows:
7.5 Loans. Make advances, loans or extensions of credit to any Person, including any Parent, Subsidiary or Affiliate except (i) with respect to the extension of commercial trade credit in connection with the sale of Inventory in the Ordinary Course of Business, and (ii) Borrowers may make loans to the AAP Joint Venture; provided, that, for each applicable time period set forth below, the aggregate amount of such loans shall not exceed the amount set forth below opposite such time period:

Time Period	Maximum amount of loans to AAP Joint Venture
From the Third Amendment Date through and including March 29, 2013	$709,000
From March 30, 2013, through and including April 26, 2013	$669,000
From April 27, 2013, through and including May 24, 2013	$629,000
From May 25, 2013, through and including June 28, 2013	$589,000
From June 29, 2013, through and including July 26, 2013	$549,000
From July 27, 2013, through and including August 23, 2013	$509,000
From August 24, 2013, through and including September 27, 2013	$469,000
From September 28, 2013, through and including October 25, 2013	$429,000
From October 26, 2013, through and including November 22, 2013	$389,000
From November 23, 2013, through and including December 27, 2013	$349,000
From December 28, 2013, through and including January 24, 2014	$309,000
From January 25, 2014, and at all times thereafter	$300,000
(h)    Schedules; Cash Flow Analysis. Upon and as of the Effective Date, the first sentence of Section 9.2 of the Credit Agreement is amended and restated as follows:
9.2. Schedules; Cash Flow Analysis.
Deliver to Agent on or before (i) the twentieth (20th) day of each month as and for the prior month: (a) accounts receivable agings inclusive of reconciliations to the general ledger, (b) accounts payable agings; and (ii) Thursday of each week, as and for the prior week: (a) Credit Card Receivables reports, (b) Inventory reports, (c) sales, collections and credits reports, (d) a 13-Week Cash Flow Analysis, and (e) a Borrowing Base Certificate in form and substance satisfactory to Agent (which shall be calculated as of the last day of the prior month and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement).
(i)    Term; Prepayment. Upon and as of the Effective Date, Section 13.1 of the Credit Agreement is amended and restated as follows:

13.1. Term; Prepayment. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until January 24, 2016 (the “Term”) unless sooner terminated as herein provided. Borrowers may terminate this Agreement at any time upon ninety (90) days’ prior written notice upon payment in full of the Obligations. Notwithstanding anything to the contrary set forth in the Fee Letter, in the event the Obligations are prepaid in full prior to the last day of the Term (the date of such prepayment hereinafter referred to as the “Early Termination Date”), Borrowers shall pay to Agent, for the benefit of Lenders, an early termination fee in an amount equal to (i) three percent (3.00%) of the sum of (a) the Maximum Revolving Advance Amount plus (b) the outstanding principal amount of the Term Loan as of the Early Termination Date (the sum of the foregoing items (a) and (b) is referred to below as the “Early Termination Base Amount”) if the Early Termination Date occurs on or after the Third Amendment Date to and including the date immediately preceding the first anniversary of the Third Amendment Date, (ii) two percent (2.00%) of the Early Termination Base Amount if the Early Termination Date occurs on or after the first anniversary of the Third Amendment Date to and including the date immediately preceding the second anniversary of the Third Amendment Date, and (iii) one percent (1.00%) of the Early Termination Base Amount if the Early Termination Date occurs on or after the second anniversary of the Third Amendment Date.
2.    Waiver. Upon the Effective Date, Agent and Lenders hereby waive the Designated Events of Default and agree that, notwithstanding such Event of Default, no Default Rate interest shall be charged on the Obligations for the period commencing July 27, 2012, through and including the Effective Date. Notwithstanding the foregoing, this waiver shall in no way constitute a waiver of any other Default or Event of Default which may have occurred, nor shall this waiver obligate Agents or Lenders to provide any further waiver of any other Default or Event of Default under the Credit Agreement (whether similar or dissimilar, including without limitation any further Default or Event of Default resulting from a failure to comply with Section 6.5 or 7.5 of the Credit Agreement). This waiver shall not preclude the future exercise of any right, power, or privilege available to Agents or Lenders whether under the Credit Agreement, the Other Documents or otherwise upon the occurrence of any Event of Default after the date hereof.
3.    Representations, Warranties, Covenants. Each Borrower hereby:
(a)    represents and warrants to the Agent and the Lenders that all representations and warranties set forth in the Credit Agreement and all of the other Existing Financing Agreements are true and correct in all material respects as of the date hereof (except to the extent any such representations and warranties specifically relate to a specific date, in which case such representations and warranties were true and correct in all material respects on and as of such other specific date);
(b)    reaffirms all of the covenants contained in the Credit Agreement as amended hereby and covenants to abide thereby until the satisfaction in full of the Obligations and the termination of the commitments of the Lenders under the Credit Agreement;

(c)    represents and warrants to the Agent and the Lenders that, after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing under any of the Existing Financing Agreements;
(d)    represents and warrants to the Agent and the Lenders that it has the authority and legal right to execute, deliver and carry out the terms of this Amendment, that such actions were duly authorized by all necessary corporate or company action, as applicable, and that the officers executing this Amendment on its behalf were similarly authorized and empowered, and that this Amendment does not contravene any provisions of its organizational documents or of any contract or agreement to which it is a party or by which any of its properties are bound; and
(e)    represents and warrants to the Agent and the Lenders that this Amendment is valid, binding and enforceable against the Borrowers in accordance with its terms except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (whether enforcement is sought in equity or at law).
4.    Amendment Fee. A fee of $125,000 (the “Third Amendment Fee”) shall be fully earned by the Agent and the Lenders as of the Effective Date. The Borrowers acknowledge and agree that Borrowers shall be obligated to pay, and the Borrowers hereby agree to pay: (i) one third (⅓) of the Third Amendment Fee to the Agent in immediately available funds on the Effective Date as a condition precedent to the effectiveness of this Amendment; (ii) one third (⅓) of the Third Amendment Fee to the Agent in immediately available funds on day that is one month following the Effective Date; and (iii) one third (⅓) of the Third Amendment Fee to the Agent in immediately available funds on day that is two months following the Effective Date.
5.    Conditions Precedent/Effectiveness Conditions. This Amendment shall be effective upon the date (the “Effective Date”) when all of the following conditions precedent have been satisfied:
(a)    Agent shall have received this Amendment (in form and substance satisfactory to Agent in its reasonable discretion) fully executed by Borrowers and the Lenders;
(b)    Agent shall have received one third (⅓) of the Third Amendment Fee in immediately available funds;
(c)    Since the Closing Date, no event or omission shall have occurred that has resulted in a Material Adverse Effect;
(d)    All representations and warranties of the Borrowers contained herein shall be true and correct;
(e)    No litigation shall be pending or threatened against any Borrower other than the litigation listed on Schedule I attached hereto;
(f)    No material contingent obligations of any Borrower shall exist;
(g)    Agent shall have received field examinations of the Collateral, the results of which examinations shall be satisfactory to Agent;
(h)    Agent shall have received evidence that all actions necessary or desirable to perfect and protect the security interests of the Agent in the Collateral shall have been taken;

(i)    Agent shall have received a Borrowing Base Certificate showing that the Borrowers have Undrawn Availability of at least $1,000,000, after (1) giving effect to payment of fees incurred by the Borrowers in connection with this Amendment, and (2) subtracting trade payables 60 or more days past due;
(j)    Each Borrower shall be in compliance with all Applicable Laws; and
(k)    Agent shall have received monthly and annual financial projections of Borrowers, which projections demonstrate to Agent’s satisfaction that Borrowers will be able to make payments on the Obligations when and as the same are due and payable under the Credit Agreement.
6.    Further Assurances. Each Borrower hereby agrees to take all such actions and to execute and/or deliver to Agent and Lenders all such documents, assignments, financing statements and other documents, as Agent and Lenders may reasonably require from time to time, to effectuate and implement the purposes of this Amendment.
7.    Payment of Expenses. Borrowers shall pay or reimburse Agent for its reasonable attorneys’ fees and expenses in connection with the preparation, negotiation and execution of this Amendment and the documents provided for herein or related hereto.
8.    Reaffirmation of Credit Agreement. Except as modified by the terms hereof, all of the terms and conditions of the Credit Agreement, as amended by this Amendment, and all other of the Other Documents are hereby reaffirmed and shall continue in full force and effect as therein written.
9.    Miscellaneous.
(a)    Third Party Rights. No rights are intended to be created hereunder for the benefit of any third party donee, creditor, or incidental beneficiary.
(b)    Loan Document. This Amendment is an “Other Document” as defined and described in the Credit Agreement and all of the terms and provisions of the Credit Agreement relating to Other Documents shall apply hereto.
(c)    Headings. The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.
(d)    Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Illinois.
(e)    Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction
(f)    Counterparts. This Amendment may be executed in any number of counterparts and by facsimile, PDF or other electronic transmissions, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(g)    Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and its respective successors and assigns.

[SIGNATURES TO APPEAR ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

BORROWERS: APPLIANCE RECYCLING CENTERS OF AMERICA, INC.

By: /s/ Edward R. Cameron
Name:    Edward R. Cameron
Title:    President and CEO

ARCA RECYCLING, INC.

By:     /s/ Edward R. Cameron
Name:    Edward R. Cameron
Title:    President and CEO

ARCA CANADA INC.

By: /s/ Edward R. Cameron
Name:    Edward R. Cameron
Title:    President and CEO

APPLIANCESMART, INC.

By: /s/ Edward R. Cameron
Name:    Edward R. Cameron
Title:    CEO

[SIGNATURE PAGE TO THIRD AMENDMENT TO REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT]
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AGENT AND LENDER:      PNC BANK, NATIONAL ASSOCIATION,
as Lender and as Agent

By:    /s/ Timothy Canon
Timothy Canon, Vice President
200 S. Wacker Drive, Suite 600
Chicago, IL 60606

[SIGNATURE PAGE TO THIRD AMENDMENT TO REVOLVING CREDIT, TERM LOAN AND SECURITY AGREEMENT]
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SCHEDULE I

LITIGATION

1.
Claim of Joseph Berta/ARCA-Canada:  In 2007, the Company entered into an agreement with AMTIM Capital for AMTIM to act as ARCA’s representative to market ARCA’s recycling services in Canada under an arrangement which pays AMTIM for revenue generated by recycling services in Canada all as more fully set forth in the agreements between the parties.  A dispute has arisen between AMTIM and the Company with respect to the calculation of amounts due AMTIM pursuant to said agreements.  AMTIM claims a discrepancy in the calculation of fees due to AMTIM by ARCA of more than $600,000 as of mid 2010.  ARCA commenced an action in the US District Court for a determination of the parties’ rights under the agreements.  AMTIM started its own action, in Ontario, against ARCA for amounts it claims it is due pursuant to the agreements.  ARCA moved the Ontario Court for a stay of that action pending the US action.  AMTIM requested the US District Court to stay the US action pending resolution of the Ontario action.  AMTIM’s motion was denied by the US District Court and the Company thereafter obtained a default judgment against AMTIM approving the manner in which ARCA has historically calculated fees due to AMTIM.  Shortly thereafter the Ontario Court dismissed ARCA’s pending motion to stay the Canadian action.  ARCA is currently pursuing a motion to dismiss this Canadian action on the grounds that the issues between the parties have already been determined by the U.S. District Court precluding any further litigation thereof.

2.
Class Action Lawsuit Involving Energy Star Designations:  In February 2012, various individuals commenced a class action lawsuit against Whirlpool Corporation and various distributors of Whirlpool products, including Sears, Home Depot, Lowes and ARCA, alleging that certain appliances sold by Whirlpool through its distributorship chain, which includes ARCA, were improperly designated with the “Energy Star” qualification rating established by the U.S. Department of Energy and the Environmental Protection Agency.  The claims against the Company include breach of warranty claims, as well as various State Consumer Protection claims.  The amount of the claim is, as yet, undetermined.  Whirlpool has offered to fully indemnify and defend its distributors in this lawsuit including ARCA, and has engaged defense counsel to defend itself, and its distributors, including ARCA.  ARCA is monitoring Whirlpool’s defense of the claims.

3.
Claim of Georgia Landlord involving Conyers Lease: Civil Action File Number 2013CV227687, in the Superior Court of Fulton County, Georgia. Claim for breach of settlement agreement regarding lease dated 10/24/08 by and between Centro GA Conyers

Phase I Owner LLC (Landlord) and ARCA (Tenant), as amended, regarding property located at 1380 Dogwood Drive, S.E., Conyers, Georgia. The lease runs through January 31, 2019, and the remaining rent due is approximately $1,500,000.00. The settlement agreement calls for payment of $500,000.00, plus attorneys’ fees.

4.
Claim of Georgia Landlord Involving Norcross Lease. Claim for breach of lease dated 8/11/03 by and between Shaheen & Company (Landlord) and ARCA (Tenant), as amended, regarding property located at 6588 Dawson Blvd., Norcross, Georgia. This lease runs through October 31, 2013, and the remaining rent due is approximately $165,000.00. If suit is filed, ARCA would also be responsible for payment of Landlord’s attorney’s fees, in the amount of approximately $25,000.00. No litigation has yet been filed.